                                                                   Exhibit 10.22

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                            STOCK EXCHANGE AGREEMENT

                                 by and between

                                 AGENCY.COM LTD.

                                       and

                              VISIONIK HOLDING ApS

                       ASSOCIATED MANAGEMENT SERVICES A/S

                         (Shareholders of Visionik A/S)

                                       and

                                  J0RGEN LEMBKE

                              S0REN HOUGAARD-HANSEN

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                             Dated November 3, 1999
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                            STOCK EXCHANGE AGREEMENT

      STOCK EXCHANGE AGREEMENT (the "Agreement") dated November 3, 1999 by and between AGENCY.COM LTD., a corporation organized under the laws of the State of Delaware (the "Purchaser"); VISIONIK HOLDING ApS, a corporation organized under the laws of Denmark ("VH") and its sole shareholder J0RGEN LEMBKE ("Lembke"), ASSOCIATED MANAGEMENT SERVICES A/S, a corporation organized under the laws of Denmark ("AMS") and S0REN HOUGAARD-HANSEN ("Hougaard") who is a shareholder of AMS. VH, Lembke, AMS and Hougaard are hereinafter collectively referred to as the "Stockholders" and each as a "Stockholder").

                              W I T N E S S E T H :

      WHEREAS, the Stockholders are the owners of all of the outstanding shares (the "Shares") of VISIONIK A/S, a corporation organized under the laws of Denmark (the "Company");

      WHEREAS, the Stockholders desires to sell, and the Purchaser desires to purchase 100% of the Shares, pursuant to the provisions of this Agreement;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

                     ARTICLE Error! Unknown switch argument.

                                  SALE OF STOCK

      Section Error! Unknown switch argument..Error! Unknown switch argument. Sale of the Shares. Subject to the terms and conditions herein stated, each of VH and AMS agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date (as defined in Section 2.2), and the Purchaser agrees to purchase from such Stockholder on the Closing Date, the number of Shares set forth opposite such Stockholder's name on Exhibit A hereto. Share certificates have not been issued by Visionik A/S, and therefore the transfer of all shares from the Stockholders to the Purchaser shall be notified to Visionik A /S in the form set out on Exhibit A-1 hereto, which shall be accepted by Visionik A/S at closing.

                     ARTICLE Error! Unknown switch argument.

                           PURCHASE PRICE AND CLOSING

      Section Error! Unknown switch argument..Error! Unknown switch argument. Purchase Price. In full consideration for the purchase by the Purchaser of the Shares, the purchase price (the "Purchase Price") shall be paid by the Purchaser to VH and AMS as follows, in each case allocated between VH and AMS as set forth on Exhibit A hereto:

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Closing Payment. At closing, certificates, registered in the name of the respective Stockholders representing an aggregate of 572,000 shares of Purchaser's Common Stock, par value $0.001 per share (the "Purchaser Stock") will be delivered by the Purchaser to VH and AMS.

      Section Error! Unknown switch argument..2 Closing. The Closing under this Agreement (the "Closing") is taking place simultaneously with the execution and delivery of this Agreement, at the offices of Plesner & Gronborg, 34 Esplanaden, 1263 Copenhagen K, DENMARK. Such date is herein referred to as the "Closing Date".

                     ARTICLE Error! Unknown switch argument.

                       REPRESENTATIONS OF THE STOCKHOLDERS

      The Stockholders, jointly and severally, hereby represent, warrant and agree to and with the Purchaser as follows:

      Section Error! Unknown switch argument..Error! Unknown switch argument. Execution and Validity of Agreements; Restrictive Documents.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Execution and Validity. Each Stockholder has the full power and capacity, or the full corporate power and authority, as the case may be, to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all required corporate action on the part of the corporate Stockholders. This Agreement has been duly and validly executed and delivered by each Stockholder and, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of each of the Stockholders, enforceable against each of them in accordance with its terms.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Stock Ownership. VH and AMS are the true and lawful owner of all of the Shares and all of such Shares have been duly and validly authorized and issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and such ownership is free and clear of all mortgages, liens, security interests, encumbrances, claims, charges and restrictions of any kind or character (collectively, "Liens").

      Error! Unknown switch argument..Error! Unknown switch argument..Error!

Unknown switch argument. No Options. Except as set forth on Schedule 3.1.3 hereto, there are no outstanding subscriptions, options, rights, warrants, calls, commitments or arrangements of any kind to acquire any Shares owned by the Stockholders and there are no agreements or understandings with respect to the sale or transfer of such Shares.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. No Restrictions. There is no suit, action, claim, investigation or inquiry by any administrative agency or governmental body, and no legal, administrative or arbitration proceeding pending or, to the knowledge of the Stockholders, threatened against the Stockholders or any of the Shares, with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by the Stockholders in connection with the transactions contemplated hereby.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Non-Contravention. The execution, delivery and performance by the Stockholders of their respective obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) result in the violation by any Stockholder of any statute, law, rule, regulation or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, permit or license (collectively, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or Denmark, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to the Stockholders or any of the Shares, or (b) if the consents and notices set forth in Schedule 3.1.6 are obtained or given, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or (except as set forth in Schedule 3.1.6) require the Stockholders to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the Shares, under any of the terms, conditions or provisions of any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (collectively, "Instruments") to which any Stockholder is a party or by which any Stockholder or any of the Shares is bound.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Approvals and Consents. Except as disclosed on Schedule 3.1.6, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Instrument to which any Stockholder is a party or by which any of the Shares is bound for the execution and delivery of this Agreement by the Stockholders, the performance by the Stockholders of their obligations hereunder or the consummation of the transactions contemplated hereby.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Existence and Good Standing. The Company is duly organized, validly existing and in good standing under the laws of Denmark, with the full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions set forth on Schedule 3.2, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which a failure by the Company to be qualified, licensed or admitted and in good standing can in the aggregate be corrected without material cost or expense by the Company.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Subsidiaries and Investments; Capital Stock.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Subsidiaries and Investments. The term "Subsidiary" as used in this Agreement in the case of the Company, shall mean any Person in which the Company, directly or indirectly through subsidiaries or otherwise, beneficially owns or controls fifty percent or more of either the equity interests in, or the voting control of, such Person. Schedule 3.3 contains a true and complete list of all of the Company's Subsidiaries. Except as set forth in Schedule 3.3, neither the Company nor any Subsidiary owns any capital stock or other equity or ownership or proprietary interest in any Person (other than investments of publicly traded debt and equity securities held for investment).
Schedule 3.3 also sets forth the name, jurisdiction of organization and number of outstanding shares of each of the Subsidiaries, and a list of all of the shareholders of each Subsidiary (indicating the number of shares owned by each such shareholder). The Company owns of record and beneficially and has valid title to that percentage of the issued and outstanding shares of capital stock of each Subsidiary as set forth on Schedule 3.3, free and clear of any Liens. Each Subsidiary is a corporation and is duly incorporated or formed and organized, validly existing and in good corporate and tax standing under the laws of its jurisdiction of organization, with the full corporate power and authority to own its properties and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted. Schedule 3.3 sets forth the jurisdictions in which each Subsidiary is duly qualified, licensed or admitted to do business, which are the only jurisdictions in which the ownership, use or leasing of its assets or properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. Each Subsidiary is in good standing in each state, or other jurisdiction, in which it is qualified to do business as a foreign corporation or foreign branch as set forth on Schedule 3.3. Except as set forth on Schedule 3.3, neither the Company nor any Subsidiary has a branch, agency, place of business or permanent establishment outside of Denmark. All of the outstanding shares of capital stock of or equity interest in each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive rights of shareholders or other equity interest holders. Except as set forth on
Schedule 3.3.1, there are no (a) outstanding Options obligating the Company or any

Subsidiary to purchase, issue or sell any shares of the capital stock of any Subsidiary or other entity in which the Company or one of its Subsidiaries owns an equity interest or outstanding agreement or commitment to grant, extend or enter into any Option with respect thereto or (b) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any Person other than the Company or a Subsidiary with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of, or any other equity interest in, any Subsidiary.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Capital Stock. The Company has an authorized capital of 500,000 Danish kroner consisting of 500 shares in the amount of 1,000 Danish kroner or multiples hereof, of which all shares (the "Shares") have been issued and are outstanding and owned by the Stockholders. All of the Shares which are issued and outstanding have been validly issued and have not been issued in violation of any preemptive rights of stockholders. All issued and outstanding Ordinary Shares are fully paid up and no other class of capital stock of the Company is authorized or outstanding. Except as set forth on Schedule 3.3.1, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character (collectively "Options") providing for the purchase, issuance or sale of any shares of the capital stock of the Company or the Subsidiaries. All repurchases or redemptions of shares of capital stock of the Company or the Subsidiaries were properly completed in compliance with all applicable regulations and corporate requirements; and no further monies or other obligations will be due by the Company, the Subsidiaries or the Stockholders in respect thereof.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Financial Statement and No Material Changes. Schedule 3.4 sets forth (a)
audited balance sheets of the Company and its Subsidiaries as at December 31, 1997 and December 31, 1998 and the related consolidated and consolidating audited statements of income, retained earnings and cash flow for the calendar year then ended according to GAAP, as reported on by Moore Stephens Danmark, certified public accountants, and (b) a reviewed balance sheet of the Company and its Subsidiaries as at September 30, 1999 (the "Balance Sheet") and the related unaudited consolidated and consolidating statements of income, retained earnings and cash flow for the 9 months then ended, according to GAAP, and (c) audited balance sheets of the Company and its subsidiaries as at June 30, 1999 and the related consolidated and consolidating audited statements of income, retained earnings and cash flow for the fiscal year then ended, as reported on by Moore Stephens Danmark, certified public accountants, in accordance with generally accepted accounting principles consistently applied and as applied in Denmark ("Danish GAAP") throughout the periods indicated. The Balance Sheet fairly presents the financial condition of the Company and its Subsidiaries at the date thereof and fairly presents all claims against and all debts and liabilities of the Company and its Subsidiaries, fixed or contingent, as at the date thereof, required to be shown thereon under GAAP, and the related statements of income, retained earnings and cash flow accurately present the results of operations of the Company and its Subsidiaries, retained earnings and the cash flow for the period indicated. Except as set forth on Schedule 3.23, since September 30, 1999 (the "Balance Sheet Date"), there has been no material adverse change in the properties, financial condition, business or results of operation of the Company and its Subsidiaries taken as a whole.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Books and Records. All accounts, books, ledgers and official and other records material to the business of the Company and its Subsidiaries have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as set forth on Schedule 3.5, neither the Company nor any of its Subsidiaries has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and possession of the Company or such Subsidiary. The Stockholders have delivered to the Purchaser complete and correct copies of the Articles of Incorporation and By-Laws of the Company and each Subsidiary, with all amendments thereto, currently in effect, and its minute book and stock transfer records.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Tangible Personal Property; Encumbrances. Except as set forth on Schedule
3.6, the Company and each of its Subsidiaries has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use all the properties and assets owned or used by it (real and personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the Balance Sheet, and (b) all the properties and assets purchased or otherwise contracted for by the Company and such Subsidiary since the Balance Sheet Date (except for properties and assets reflected in the Balance Sheet or acquired or otherwise contracted for since the Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business), except for those properties and assets which, individually and in the aggregate, are not material to the business of the Company and its Subsidiaries, in each case free and clear of all Liens, except for Liens set forth on Schedule 3.6. The property, plant and equipment owned or otherwise contracted for by the Company and each of its Subsidiaries are in a state of good maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable in all material respects for the purposes for which they are presently being used.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Real Property.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property or any option or right of first refusal or first offer to acquire real property, and neither the Company nor any of its Subsidiaries is obligated by contract or otherwise to purchase any real property.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Leased Real Property. Schedule 3.7.2 contains an accurate and complete list of all real property leases to which the Company or any of its Subsidiaries is a party (as lessee, lessor, sublessee or sublessor), including, without limitation, leases which the Company has subleased or assigned to a third party and as to which the Company remains liable. Each real property lease set forth on Schedule 3.7.2 (or required to be set forth on Schedule 3.7.2) (a) is valid, binding and in full force and effect; (b) all rents and additional rents and other sums, expenses and charges due on each such lease have been paid; (c) the lessee has been in peaceable possession since the commencement of its original possession under such lease; (d) no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by or is required from the lessor; (e) there exists no default or event of default by the Company or any of its Subsidiaries or, to the knowledge of the Stockholders, by any other party; (f) there exists no occurrence, condition or act (including the purchase of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company or any of its Subsidiaries; and (g) there are no outstanding claims of breach or indemnification or notice of default or termination. Except as set forth on
Schedule 3.7.2, (h) the Company or its Subsidiary, as the case may be, holds the leasehold estate in all the real property leases free and clear of all Liens,
(i) the Company or such Subsidiary is in physical possession and actual and exclusive occupation of the whole of each of its leased properties. Except as clearly set forth on Schedule 3.7.2, the Company or its Subsidiary(ies) utilizes all real property leases in full compliance with law, including building permits, fire protection legislation, planning law and workers environment legislation. Neither the Company nor any of its Subsidiaries owes any brokerage commission with respect to any such real property leases.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Contracts. Schedule 3.8 hereto contains an accurate and complete list of the following agreements to which the Company or any of its Subsidiaries is a party or by or to which the Company is bound: (a) all employee benefit plans;
(b) any personal property lease with a fixed annual rental of $20,000 or more;
(c) any contract relating to capital expenditures which involve payments of $30,000 or more in any single transaction or series of related transactions; (d) any contract relating to the making of a loan or advance to, or investment in, any other Person in an amount exceeding $10,000; (e) any contract evidencing or relating in any way to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of loan, purchase money obligation, guarantee (other than the endorsement of negotiable instruments for collection in the ordinary course of business), conditional sale, purchase or otherwise, which in any case involves $10,000 or more; (f) any management service, employment, consulting or any other similar type of contract which is not cancelable by the Company or such Subsidiary without penalty or other financial obligation within 30 days, (g) any contract limiting its freedom to engage in any line of business or to compete with any other Person, including agreements limiting the ability of the Company, its Subsidiaries or any of its affiliates to take on competitive accounts during or after the term thereof; (h) any collective bargaining or union agreement, (i) any contract with any of its officers or directors (including indemnification agreements), provided that provisions contained in the Company's or such Subsidiary's charter documents or by-laws do not need to be set forth on Schedule 3.8, (j) any secrecy or confidentiality agreement (other than standard confidentiality agreements in computer software license agreements or agreements with clients entered into in the ordinary course of business), (k) any contract or license with respect to Intellectual Property (as defined in Section 3.14 below), other than "shrink wrap" and similar end-user licenses; (l) any agreement with a client which generates annual revenues of $20,000 or more; and (m) any joint venture agreement involving a sharing of profits not covered by (a) through (l) above; and (n) any contract (not covered by another subsection of this Section 3.8) which is material to the business of the Company or its Subsidiaries or which involves $20,000 or more over the unexpired term thereof and is not cancelable by the Company or such Subsidiary without penalty or other financial obligation within 30 days. Notwithstanding the foregoing, (x) commitments to media and production expenses which are fully reimbursable from clients, and (y) estimates or purchase orders given in the ordinary course of business relating to the execution of projects, do not have to be set forth on Schedule 3.8. Each contract set forth on Schedule 3.8 (or required to be set forth on Schedule 3.8) is in full force and effect, and there exists no default or event of default by the Company or its Subsidiary, as the case may be, or to the knowledge of the Stockholders, by any other party, or occurrence, condition, or act (including the purchase and/or transfer of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by the Company or its Subsidiary, as the case may be, or would be a cause for premature termination, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such contracts.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Non-Contravention; Approvals and Consents.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Non-Contravention. The execution, delivery and performance by the Stockholders of its obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) violate, conflict with or result in the breach of any provision of the Articles of Incorporation or By-Laws (or other comparable corporate charter documents) of the Company or any Subsidiary, or (b) result in the violation by the Company or any Subsidiary of any Laws, or Orders, of any Governmental or Regulatory Authority, applicable to the Company or such Subsidiary or any of its assets or properties, or (c) if the consents and notices set forth in Schedule 3.9.2 are obtained or given, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or (except as set forth in Schedule 3.9.2) require the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of the Company or any of its Subsidiaries, under any of the terms, conditions or provisions of any Instruments to which the Company is a party or by which the Company or any of Subsidiaries or any of its/their assets or properties is bound.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Approvals and Consents. Except as disclosed on

Schedule 3.9.2, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Instrument to which the Company or any of its Subsidiaries is a party or its assets or properties are bound for the execution and delivery of this Agreement by the Stockholders, the performance by the Stockholders of their obligations hereunder or the consummation of the transactions contemplated hereby.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Litigation. Except as set forth on Schedule 3.10, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Stockholders, any investigation by) any governmental or other instrumentality or agency, pending or, to the knowledge of the Stockholders, threatened, against the Company or any of its Subsidiaries with respect to this Agreement or the transactions contemplated hereby, or against or affecting the Company or any of its Subsidiaries or its/their properties or rights; and no acts, facts, circumstances, events or conditions occurred or exist which are a basis for any such action, proceeding or investigation. Neither the Company nor any of its Subsidiaries is subject to any Order entered in any lawsuit or proceeding.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Taxes. The Company and its Subsidiaries have timely filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, all federal, state, local and foreign tax or information returns (including estimated tax returns) required under the statutes, rules or regulations of such jurisdictions to be filed by the Company and/or such Subsidiaries. The term "Taxes" means taxes, duties, charges or levies of any nature imposed by any Governmental or Regulatory Authority, including without limitation income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees' income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker's compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable by the Company and/or its Subsidiaries pursuant to joint taxation arrangements or any similar provisions of state, local or foreign law. All Taxes shown on said returns to be due and all additional assessments received prior to the date hereof have been paid or are being contested in good faith, in which case, such contested assessments are set forth on Schedule 3.11. The Company and its Subsidiaries have collected all sales, use, goods and services or other commodity Taxes required to be collected, and have withheld all amounts required to be withheld on account of Taxes for amounts paid to employees, directors, officers and residents and non-residents; and in each case has remitted or will remit the same to the appropriate taxing authority within the prescribed time periods. The amount set up as an accrual for Taxes on the Balance Sheet is sufficient for the payment of all unpaid Taxes of the Company and its Subsidiaries, whether or not disputed, for all periods ended on and prior to the date thereof.

Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liabilities for Taxes other than in the ordinary course of business. The Stockholders have delivered to the Purchaser correct and complete copies of all income tax returns filed with respect to the Company and its Subsidiaries for all taxable periods since its inception. None of the tax returns of the Company has ever been audited by any Governmental or Regulatory Authority. Neither the Company nor its Subsidiaries has received notice of any audit or examination currently in progress, or of any proposed audit or examination. No deficiency in the payment of Taxes by the Company for any period has been asserted in writing by any taxing authority and remains unsettled at the date of this Agreement. Neither the Company nor any of its Subsidiaries is a party to any tax allocation or tax sharing agreement nor does it have any contractual obligation to indemnify any other person with respect to Taxes. Neither the Company nor its Subsidiaries will be required as a result of a change in accounting method for any period ending on or before the Closing Date to include any adjustment in income for any period ending after the Closing Date.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Liabilities. Except as set forth in the Balance Sheet or reflected in the notes thereto, neither the Company nor any of its Subsidiaries has any outstanding claims, liabilities or indebtedness of any nature whatsoever (collectively in this Section 3.12, "Liabilities"), whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due, other than (a) Liabilities specifically disclosed in any Schedule hereto; (b) Liabilities under contracts, purchase orders and other agreements, arrangements and commitments of the type required to be disclosed by the Stockholders on any Schedule but because of the dollar amount or other qualifications are not required to be listed on such Schedule; (c) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (d) liabilities to the extent covered by insurance maintained by the Company and/or its Subsidiaries. Schedule 3.8 sets forth a list of all current arrangements of the Company and its Subsidiaries for borrowed money and all outstanding balances as of the date hereof with respect thereto. Except as set forth on Schedule 3.12, neither the Company nor any of its Subsidiaries is in default in respect of the terms or conditions of any borrowings.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Insurance. Schedule 3.13 is a schedule of all insurance policies
(including life insurance) or binders maintained by the Company and/or its Subsidiaries. All such policies are in full force and effect and all premiums that have become due have been currently paid. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or non-renewal of any such policy or binder. Except as set forth on Schedule 3.13, within the last two years neither the Company nor any of its Subsidiaries has filed for any claims exceeding USD $15,000 against any of its insurance policies, exclusive of automobile policies.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Intellectual Properties.

      3.14.1. Representations. The registrations of Intellectual Property listed on Schedule 3.14 are valid and subsisting, all necessary registration or renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyright and trademark authorities for the purposes of maintaining such registrations. Except as set forth on Schedule 3.14, (a) no Person has any rights to use any Intellectual Property of the Company or any of its Subsidiaries; (b) the Company has not granted to any Person, nor authorized any Person to retain, any rights in any Intellectual Property of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.14 and except for "shrink wrap" and similar commercial end-user licenses, the Company and each of its Subsidiaries owns and has exclusive title to each item of Intellectual Property of the Company to use or operate under, all other Intellectual Property of the Company. To the knowledge of the Stockholders, the operation of the business of the Company as it is currently conducted does not infringe the Intellectual Property of any other Person and neither the Company nor any of its Subsidiaries has received notice from any Person that the operation of its business infringes the Intellectual Property of any Person. There are no contracts or agreements between the Company or any of its Subsidiaries and any other Person with respect to Intellectual Property of the Company or any of its Subsidiaries in respect of which there is any dispute known to the Stockholders regarding the scope of such agreement, or performance under such contract, including with respect to any payments to be made or received by the Company or any of its Subsidiaries. To the knowledge of the Stockholders, no Person is infringing or misappropriating any of the Intellectual Property of the Company or any of its Subsidiaries. Except as disclosed on Schedule 3.14, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company, any Subsidiary, or any predecessor in interest thereto, either: (i) is a party to a "work-for-hire" agreement under which the Company or such Subsidiary (or predecessor in interest), as applicable, is deemed to be the original owner/author of all property rights therein; or (ii) has executed a valid assignment or agreement to assign in favor of the Company or Subsidiary (or predecessor in interest), as applicable, all right, title and interest in such material.

      3.14.2 Definitions. For purposes of this Agreement, the term "Intellectual Property" shall mean any or all of the following and all rights associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets proprietary information, know-how, technology, technical data and customer lists, rights of privacy and publicity, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor and other rights corresponding thereto;
(d) all mask works, mask work registrations and applications therefor; (e) all industrial designs and any registrations and applications therefor; (f) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (g) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded and all documentation related to any of the foregoing. "Intellectual Property of the Company" shall mean any Intellectual Property (h) that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries; or (i) which is necessary to the operation of the Company or any of its Subsidiaries, including the design, manufacture, use and sale of the products or delivery of the services of the Company as it is currently operated or is reasonably anticipated to be operated in the future and all Intellectual Property currently owned by the Company or any of its Subsidiaries, but shall specifically not include any rights in or to materials created for clients as "work-for-hire" or which are subject to an exclusive assignment or license in favor of clients of the Company or any of its Subsidiaries.

            3.14.2 With respect to the trademark "Visionik", this trademark belongs to the Company, and upon closing the Stockholders will cease to use this trademark. Within 10 days after closing date, the name of VH will be changed with the authorities.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Compliance with Laws; Licenses and Permits.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Compliance. The Company and each of its Subsidiaries is, and its business has been conducted, in compliance with all applicable Laws and Orders, except in each case where the failure to so comply would not reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, properties or business of the Company and its Subsidiaries taken as a whole (a "Material Adverse Effect"), including without limitation, (a) all Laws and Orders promulgated by any Governmental or Regulatory Authority; (b) all environmental Laws and Orders; and (c) all Laws and Orders relating to labor, civil rights, and occupational safety and health laws, worker's compensation, employment and wages, hours and vacations, or pay equity. Neither the Company nor any of its Subsidiaries has been charged with, or, to the knowledge of the Stockholders threatened with or under any investigation with respect to, any charge concerning any violation of any Laws or Orders.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Licenses. The Company and each of its Subsidiaries has all licenses and permits and other governmental certificates, authorizations and approvals (collectively, "Licenses") required by a Governmental or Regulatory Authority for the operation of its business and the use of its properties as presently operated or used, except where the failure to have such Licenses would not reasonably be expected to have a Material Adverse Effect. All of the Licenses are in full force and effect and no action or claim is pending, nor to the knowledge of the Stockholders is threatened, to revoke or terminate any of such Licenses or declare any such License invalid in any material respect.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Client Relations. Schedule 3.16 sets forth for the Company and each of its Subsidiaries (a) the twenty largest clients (measured by fees generated) as at December 31, 1998 and the fees from each such client and from all clients (in the aggregate) for the year ended December 31, 1998 and (b) the clients projected to be the twenty largest clients (measured by fees) based on the

Company's and each of its Subsidiary's current 1999 profit plan for the year ending December 31, 1999, together with the estimated fees for each such client and all clients (in the aggregate) for such fiscal year. Except as set forth in
Schedule 3.16, no client of the Company or any of its Subsidiaries has advised the Company, such Subsidiary or any Stockholder (a) that it is prematurely terminating or considering the premature termination of the handling of its business by the Company or such Subsidiary, as a whole or in respect of any particular product, project or service or (b) that it will not use the Company's services in the future.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Accounts Receivable; Work-in-Process; Accounts Payable. The amount of all work-in-process, accounts receivable, unbilled invoices recorded on the books of account of the Company or any of its Subsidiaries and reflected on the Balance Sheet (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of the Company or such Subsidiary as being due to the Company or such Subsidiary and reflected on the Balance Sheet will be good and collectible in full (less the amount of any provision, reserve or similar adjustment therefor reflected on the Balance Sheet). Except as set forth on Schedule 3.17, there has been no material adverse change since the Balance Sheet Date in the amount or aging of the work-in-process, accounts receivable or other debts due to the Company or any of its Subsidiaries or the reserves with respect thereto, or accounts payable of the Company or any of its Subsidiaries.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Employment Relations. (a) Neither the Company nor any of its subsidiaries is engaged in any unfair labor practice; (b) no unfair labor practice complaint against the Company is pending before any Governmental or Regulatory Authority;
(c) there is no organized labor strike, dispute, slowdown or stoppage actually pending or to the knowledge of the Stockholders threatened against or involving the Company or any of its Subsidiaries; (d) there are no labor unions representing or, to the knowledge of the Stockholders, attempting to represent the employees of the Company or any of its Subsidiaries; (e) no claim or grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and to the knowledge of the Stockholders, no such claim or grievance has been threatened; (f) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries; (g) neither the Company nor any of its Subsidiaries has experienced any work stoppage or similar organized labor dispute during the last three years; and (h) all employees of the Company and each of the Subsidiaries is party to an employment contract or employment certificate complying with Danish law. There is no legal action, suit, proceeding or claim pending or, to the knowledge of the Stockholders, threatened between the Company or any of its Subsidiaries and any of its employees, former employees, agents, former agents, job applicants or any association or group of any of their employees, except as set forth on Schedule 3.10.

      Section Error! Unknown switch argument..Error! Unknown switch argument. [Intentionally left blank]

      Section Error! Unknown switch argument..Error! Unknown switch argument. Interests in Customers, Suppliers, Etc. Except as set forth on Schedule
3.20, neither (x) the Stockholders nor (y) to the knowledge of the Stockholders (without making any special inquiry of the Related Group, as hereinafter defined), any officer, director, or employee of the Company or any of its Subsidiaries (collectively, the "Related Group"),:

      (Error! Unknown switch argument.) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or received payments from, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company;

      (Error! Unknown switch argument.) owns, directly or indirectly (other than through the ownership of stock or other securities of the Company), in whole or in part, any tangible or intangible property (including, but not limited to Intellectual Property) that the Company or any of its Subsidiaries uses in the conduct of business; or

      (Error! Unknown switch argument.) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof (including but not limited to loans and accrued interest thereon made by the Stockholders or such Stockholders to the Company or any of its Subsidiaries as reflected in the books and records of the Company).

      Section Error! Unknown switch argument..Error! Unknown switch argument. Bank Accounts and Powers of Attorney. Set forth in Schedule 3.21 is an accurate and complete list showing (a) the name of each bank in which the Company or any of its Subsidiaries has an account, credit line or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and
(b) the names of all Persons, if any, holding powers of attorney from the Company or any of its Subsidiaries and a summary statement of the terms thereof.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Compensation of Employees. Schedule 3.22 is an accurate and complete list showing (a) the names and positions of all salaried employees of and exclusive consultants to the Company or any of its Subsidiaries, together with a statement of the current annual salary or fees, and the bonus and incentive compensation paid or payable with respect to calendar years 1998 and 1999, and any material fringe benefits of such employees or exclusive consultants; (b) the names of all retired employees, if any, of the Company and each of its Subsidiaries who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from the Company or any Subsidiary not covered by any pension plan to which the

Company or such Subsidiary is a party, their ages and current unfunded pension rate, if any; and (c) a description of the normal severance benefits of the Company and each of its Subsidiaries. With respect to exclusive consultants, the list is limited to physical persons, who have undertaken work for the Company for more than 15 hours per week.

      Section Error! Unknown switch argument..Error! Unknown switch argument. No Changes Since the Balance Sheet Date. Since the Balance Sheet Date except as specifically stated on Schedule 3.23 neither the Company nor any of its Subsidiaries has (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any lien, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $20,000, (v) declared or paid any dividends or made any distributions on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (vi) made any bonus or profit sharing distribution, (vii) increased or prepaid its indebtedness for borrowed money, except current borrowings under credit lines listed on Schedule 3.8 from banks in the ordinary course of business or made any loan to any Person, (viii) written down the value of any work-in-process, or written off as uncollectible any notes or accounts receivable, except write-downs and writeoffs in the ordinary course of business, none of which individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole, (ix) except as set forth on Schedule 3.22, granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee who, whether as a result of such increase or prior thereto, receives aggregate compensation from the Company or any of its Subsidiaries at an annual rate of USD $40,000 or more, or except in the ordinary course of business to any other employees, (x) canceled or waived any claims or rights of material value, (xi) made any change in any method of accounting procedures, (xii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, (xiii) amended in any material respect or terminated any agreement which is material to its business, (xiv) renewed, extended or modified any lease of real property or except in the ordinary course of business any lease of personal property, (xv) adopted, amended or terminated any Plan or
(xvi) agreed, whether or not in writing, to do any of the foregoing.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Corporate Controls. Neither the Company, any of its Subsidiaries, or the
Stockholders, or, to the knowledge of the Stockholders, any officer, authorized agent, employee or any other Person while acting on behalf of the Company or any of its Subsidiaries, has, within the period covered by any applicable statute of limitations, directly or indirectly: used any corporate fund for unlawful contributions, gifts, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained, and neither the Company nor any of its Subsidiaries has participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

      Section 3.25 Year 2000 Compliance.

      3.25.1. Definition. The term "Y2K Compliant" shall mean: (a) the functions, calculations and other computer processes of all computer hardware, software and systems, including but not limited to internal and outsourced management information systems and embedded computer features within other systems of the Company or any of its Subsidiaries (collectively, "Processes"), perform properly in a consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date of input to the software, whether before, on or after January 1, 2000 and whether or not the dates are affected by leap years; (b) the computer hardware, software and systems accept, calculate, compare, sort, extract, sequence and otherwise process data inputs and date values, and return and display date values, in a consistent manner regardless of the dates used, whether before, on or after January 1, 2000; (c) the computer hardware, software and systems will function properly without interruptions or extraordinary manual intervention caused by the date in time on which the Processes are actually performed or by the date of input to the software, whether before, on or after January 1, 2000; (d) the computer hardware, software and systems accept and respond to two-digit year data input in the Processes in a manner that resolves any ambiguities as to the century in a defined, predetermined and appropriate manner; and (e) the computer hardware, software and systems store and display data in the Processes in ways that are unambiguous as to the determination of the century.

      3.25.2. Computer Systems. The Company and each of its Subsidiaries has used its reasonable commercial efforts so that, to its knowledge, the current computer hardware, software and systems, and accompanying documentation, of the Company and each of its Subsidiaries will be Y2K Compliant, in a full production version, with accompanying documentation, no later than December 15, 1999. The Company and each of its Subsidiaries has and will continue to use its reasonable commercial efforts so that, to its knowledge, the receipt of Y2K Compliant computer hardware, software, and systems will be provided to the Company and each of its Subsidiaries in a timely manner under current supplier contracts or standard maintenance and support plans without additional fee or charge of any kind (including any installation, freight, or other costs or fees) to the Company and each of its Subsidiaries.

      3.25.3 Other Products and Services. The Company and each of its Subsidiaries has and will continue to use its reasonable commercial efforts so that, to its knowledge, (a) its products will be delivered and its services will be scheduled and performed in a timely manner without material interruptions caused by the date in time on which the product is ordered or is actually delivered or the services are scheduled or actually performed under normal procedures in the ordinary course, whether before, on or after January 1, 2000, and (b) its essential suppliers of products and services, including the suppliers of its infrastructure systems, have Y2K compliance programs in place to avoid interruptions in the supplier-customer trading relationship which could have a Material Adverse Effect whether before, on or after January 1, 2000.

      Section Error! Unknown switch argument..26 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Stockholders or the Company or any of the Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees or similar fees or commissions are payable by the Company, any of its Subsidiaries, or the Stockholders in connection therewith based on any agreement, arrangement or understanding with any of them.

      Section Error! Unknown switch argument..27 Copies of Documents. The Stockholders have caused to be made available for inspection and copying by the Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article III or in any Schedule. Summaries of all material oral contracts contained in Schedule 3.8 are complete and accurate in all material respects.

                     ARTICLE Error! Unknown switch argument.

                        REPRESENTATIONS OF THE PURCHASER

      The Purchaser, represents, warrants and agrees to and with the Stockholders as follows:

      Section Error! Unknown switch argument..Error! Unknown switch argument. Existence and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Execution and Validity of Agreement. The Purchaser has the full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of the Purchaser and this Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Stockholders constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Non-Contravention; Approvals and Consents.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Non-Contravention. The execution, delivery and performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or other comparable corporate charter documents) of the Purchaser, or
(b) result in the violation by the Purchaser of any Laws or Orders of any Governmental or Regulatory Authority, applicable to the Purchaser or any of its assets or properties, except as would not reasonably be expected to have a Material Adverse Effect, or (c) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Purchaser, under any of the terms, conditions or provisions of any Instruments to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Approvals and Consents. Except as set forth on Schedule 4.3.2, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound for the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby.

      Section 4.4 Financial Statements. Schedule 4.4 sets forth (a) an audited balance sheet of the Purchaser as at December 31, 1998 and the related audited statements of income, retained earnings and cash flow for the year then ended, as reported on by Arthur Andersen LLP, independent public accountants, and (b) an unaudited balance sheet of the Purchaser as at September 30, 1999 and the related unaudited statements of income, retained earnings and cash flow for the three months then ended, and (c) an unaudited pro forma balance sheet of the Purchaser as at September 30, 1999 (the "Purchaser Balance Sheet") to give effect to the acquisitions by Purchaser of Interactive Solutions Incorporated, Eagle River Interactive Inc. and Twinspark Interactive People B.V. as if each of these acquisitions had occurred on January 1, 1999 and the related unaudited pro forma statements of income, retained earnings and cash flow for the 9 months then ended. Except as indicated on Schedule 4.4.1 hereto, such financial statements, including (in the case of the audited statements) the footnotes thereto, have been prepared in accordance with U.S. GAAP throughout the periods indicated. The Purchaser Balance Sheet fairly presents in all material respects the pro forma financial condition of the Purchaser at the date thereof and fairly presents in all material respects all pro forma claims against and all pro forma debts and liabilities of the Purchaser, fixed or contingent, as at the date thereof, required to be shown thereon under U.S. GAAP, and the related pro forma statements of income, retained earnings and cash flow fairly present in all material respects the pro forma results of operation of the Purchaser. Except as set forth on Schedule 4.4.2, since September 30, 1999 (the "Purchaser Balance Sheet Date") there has been no material adverse change in the properties, financial condition, business or results of operations of the Purchaser.

      Section Error! Unknown switch argument..5 Brokers. No broker, finder, agent or similar intermediary has acted on behalf of the Purchaser or its affiliates in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finders' fees or similar fees or commissions are payable by the Purchaser or its affiliates in connection therewith based on any agreement, arrangement or understanding with any of them.

      Section 4.6 Capitalization. As of October 30, 1999 the Purchaser has an authorized capitalization consisting of [ ] shares of common stock, $0.001 par value per share, of which as of the Closing Date [ ] shares are issued and outstanding, an aggregate of [ ] shares are allocated to the 1999 Agency.Com Stock Option/Stock Issuance Plan., and an aggregate of 7,400,000 shares are subject to issuance upon the exercise of certain warrants; in addition, there are [ ] shares subject to the issuance of options under the Interactive Solutions and Quadris Option Plans which were assumed by the Purchaser in April 1999. No other class of capital stock or series of any class of capital stock or securities convertible into capital stock of Purchaser is authorized or outstanding. There are no (a) outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), calls preemptive rights, or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument, plan or agreement (collectively, "Options"), obligating Purchaser to issue or sell any shares of the capital stock of Purchaser, or to grant, extend or enter into any Option with respect thereto, or (b) outstanding Options providing for settlement in cash.

      Section 4.7 Purchaser's Common Stock. The shares of Purchaser's Common Stock, when issued and delivered to the Stockholders pursuant to the provisions of this Agreement, will be validly issued and outstanding, fully-paid and non-assessable, free and clear of all liens other than restrictions on resale arising by the lock-up agreement, exhibit E, or by virtue of Federal and state securities laws of the United States (and to the extent applicable the provisions of the Investment Representation Certificate to be delivered by VH and AMS at the Closing), and will not be subject to any preemptive right of shareholders of Purchaser. The shares of Purchaser's Common Stock issued to the Stockholders together with 68,000 additional shares of Purchaser's Common Stock to be included in the Option Program described in Schedule 3.1.3, represent [1.8%] of the Applicable Purchaser Shares, as calculated and defined in Schedule
4.7 hereto (the "Stockholders Closing Percentage").

                     ARTICLE Error! Unknown switch argument.

                     ACTIONS AT CLOSING BY THE STOCKHOLDERS

      Simultaneously herewith:

      Section Error! Unknown switch argument..Error! Unknown switch argument. Required Approvals, Notices and Consents. The Stockholders have obtained or given, at no expense to the Purchaser and there have not been withdrawn or modified, any notices, consents, approvals or other actions listed on Schedules
3.1.6 or 3.9.2 hereof (including without limitation, obtaining all consents, approvals and/or waivers required under the contracts listed on Schedule 3.8 in order to permit the consummation of the transactions contemplated by this Agreement without causing or resulting in a default, event of default, acceleration event or termination event under any of such documents and without entitling any party to any of such documents to exercise any other right or remedy adverse to the interests of the Purchaser or the Company thereunder). Each such consent or approval was in form reasonably satisfactory to counsel for the Purchaser. The same applies to the approval required pursuant to section 7.3 herein.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Good Standing Certificates. The Stockholders delivered to the Purchaser: (a) a copy of the Company's and the Subsidiaries' Articles of Incorporation, including all amendments, certified by attorney Hans Madsen; (b) a certificate from the Erhvervs- og Selskabsstyrelsen to the effect that the Company and the subsidiaries are in good standing.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Surrender of Certificates, Stock Records and Protocols. The Stockholders
delivered to the Purchaser such other documents and instruments, if any, as may be necessary to permit the Purchaser to acquire the Shares free and clear of any and all Liens or voting or other restrictions of any kind whatsoever adverse to the Purchaser. The Stockholders further delivered the stockholder book (Aktiebog), the General Assembly Protocol (generalforsamlingsprotokollen), the Board Meeting Protocol (bestyrelsesprotokollen) and the Auditors Protocol (revisionsprotokollen) of the Company and each Subsidiary. The closing is also conditional upon the Stockholders and Visionik A/S's signing of Exhibit A-1.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Employment Agreements. Lembke has entered into an Employment Agreement with the Company, in the form and to the effect of Exhibit B-1 hereto.

      Section 5.5 [Intentionally left blank]

      Section Error! Unknown switch argument..Error! Unknown switch argument. Non-Solicitation Agreements. Each of Lembke and Hougaard have entered into a Non-Solicitation Agreement with the Company, in the form and to the effect of Exhibit C-1 and Exhibit C-2 hereto.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Certified Resolutions. The Stockholders delivered to the Purchaser a copy of the resolutions of the General Assembly of AMS authorizing the execution, delivery and performance of the Agreement.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Investment Representation Certificate. Each of the Stockholders executed and delivered to the Purchaser and Investment Representation Certificate as to the Shares in the form and to the effect of Exhibit D hereto.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Lockup Agreement. Each of the Stockholders shall have entered into a
Lockup Agreement with Purchaser in the form of Exhibit E hereto.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Repayment of Loans. All indebtedness of the Stockholders to the Company, together with interest thereon from the date of inception, was repaid in full, other than routine travel expense advances in the ordinary course of business and consistent in amount with past practice, and the Stockholders delivered to Purchaser a certificate, dated the Closing Date, to such effect.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto were reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                     ARTICLE Error! Unknown switch argument.

                       ACTIONS AT CLOSING BY THE PURCHASER

      Simultaneously herewith:

      Section Error! Unknown switch argument..Error! Unknown switch argument. Certified Resolutions. The Purchaser delivered to the Stockholders a copy of the resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions and other agreements contemplated hereby, certified to by an officer of the Purchaser.

      Section Error! Unknown switch argument..2 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto were reasonably satisfactory in form and substance to the Stockholders, the

Company and their counsel and the Company received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.

                     ARTICLE Error! Unknown switch argument.

                                OTHER AGREEMENTS

      Section 7.1 Holding Period of Purchased Shares. Purchaser agrees that it will not, prior to the third anniversary of the Closing Date, sell, assign, transfer or otherwise dispose of the purchased Shares (a "Prohibited Transfer"), except that a Prohibited Transfer shall not be deemed to occur upon the sale or public offering of the capital stock of Purchaser or upon any (i) merger or consolidation of Purchaser with or into another Company; (ii) sale, transfer or disposition of the purchased Shares to an Affiliate; or (iii) sale or transfer or other disposition of all or any portion of the capital stock, business or assets of the Subsidiaries or either of them provided, however, that prior to carrying out any of the transactions listed under (i), (ii) and (iii) above prior to the third anniversary of the Closing, the Purchaser will in cooperation with VH use best endeavors to obtain the approval of the Danish tax authorities, if necessary for VH to maintain the qualifications of this Stock Exchange Agreement as a tax-free exchange of shares, and, in this connection, the Purchaser will favorably consider any proposals from VH to restructure or amend any transaction then being contemplated, and further provided, that until the first anniversary of the Closing, the Purchaser undertakes to indemnify VH for USD 750,000 of the taxes incurred, if any, as a result of such transaction, unless the transaction is beyond the control of the Purchaser.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Nomenclature/Branding.

Immediately after close, the company will be renamed "AGENCY.COM : Copenhagen," or such other name as shall be accepted by the Danish Commerce and Companies register if said name is unavailable. The Company maintains all rights to the name "Visionik".

      Section Error! Unknown switch argument..Error! Unknown switch argument. IT Plus Reorganization. The Purchaser acknowledges and agrees that the Stockholders have acquired the shares of IT+ A/S previously held by the Company for a price of DKK 660,000. This will result in a taxable gain of the Company in the amount of approximately DKK 100,000. The shareholders will at closing present documentation to the effect that the other shareholder in IT+ A/S accept this transfer.

      Section 7.4 Employee Stock Option Program. Certificates representing options to acquire an aggregate of 68,000 shares of Purchaser's Common Stock will issued by Purchaser pursuant to the Option Program described in Schedule
3.1.3 within two weeks after closing.

                     ARTICLE Error! Unknown switch argument.

                               SURVIVAL; INDEMNITY

      Section Error! Unknown switch argument..Error! Unknown switch argument. Survival. Notwithstanding any right of any party hereto fully to investigate the affairs of any other party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and the Schedules, if any, furnished by any other party pursuant to this Agreement, or in any certificate delivered at the Closing by any other party. Subject to the limitations set forth in Section 8.5, the respective representations, warranties, covenants and agreements of the Stockholders and the Purchaser contained in this Agreement shall survive the Closing.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Obligation of the Stockholders to Indemnify.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. General Indemnity. Subject to the limitations contained in Section 8.5 the Stockholders hereby agree, jointly and severally, to indemnify the Purchaser and its officers, directors, employees, agents and its affiliates (individually a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to assume liability for, payments of all liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees) of whatever kind and nature, net of any tax benefit actually realized by the Indemnified Party (it being understood that any such benefit shall be paid in the first instance by Indemnifying Parties and refunded by the Indemnified Party upon the realization of the benefit) to the extent not covered by insurance the benefits of which will inure to the applicable Indemnified Parties (as defined below) (collectively, "Losses"), that may be imposed on or incurred by any Purchaser Indemnified Party or the Company (collectively, the "Group") as a consequence of or in connection with (i) any inaccuracy or breach of any representation or warranty contained in Article III hereof or (ii) any breach of or failure by any Stockholder to comply with or perform any agreement or covenant contained in this Agreement. The term "Losses" as used herein is not limited to matters asserted by third parties against the Group but includes Losses incurred or sustained by the Group in the absence of third party claims.

      Error! Unknown switch argument..Error! Unknown switch argument..Error! Unknown switch argument. Special Indemnity. Prior to the Closing, the Company will enter into an obligation to pay an amount not to exceed DKK 3,500,000 to Lembke and Hougaard in accordance with Exhibits C-1 and C-2. The amount will be paid to Lembke and Hougaard two weeks after the closing in consideration of their covenants given pursuant to their Non-Solicitation/Non-Servicing Agreements being entered into simultaneously herewith, as well as in consideration of the untimely termination of Lembke's employment contract. However, subject to withholding taxes, the amount will be taxed as personal income under Danish tax law. It is the parties' intent that the Company's obligations with respect to any third party loan obtained to enable the Company to pay the amount, shall be limited solely to the repayment thereof to the third-party lender, and that any additional Losses that may be imposed or incurred by Purchaser or the Company with respect thereto, including, without limitation, the disallowance by any tax authority of said consideration to Lembke and Hougaard as a deductible business expense of the Company, shall be fully indemnified by the Stockholders and shall not be subject to the limitations contained in Section 8.5 below.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Obligation of the Purchaser to Indemnify. Subject to the limitations set forth in Section 8.5 hereof, the Purchaser hereby agrees to indemnify the Stockholders and their respective officers, directors, employees and agents (individually a "Stockholder Indemnified Party" and collectively the "Stockholder Indemnified Parties"; the Purchaser Indemnified Parties and the Stockholders Indemnified Parties are sometimes collectively referred to as the "Indemnified Parties") against, and to protect, save and keep harmless the Stockholder Indemnified Parties from and to assume liability for any and all Losses that may be imposed on or incurred by the Stockholder Indemnified Parties as a consequence of or in connection with (i) any inaccuracy or breach of any representation or warranty contained in Article IV hereof or (ii) any breach of or failure by the Purchaser to comply with or perform any agreement or covenant by the Purchaser contained in this Agreement.

      Section Error! Unknown switch argument..4 Indemnification Procedures.

      Error! Unknown switch argument..4.Error! Unknown switch argument. Notice of Asserted Liability. The Indemnified Party shall promptly give notice (the "Claims Notice") to the party or parties required to pay any amount in respect of Losses under Section 8.2 or 8.3 (collectively, the "Indemnifying Party"), of any demand, claim or circumstances which in good faith it believes gives rise, or with the lapse of time would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in any Losses (an "Asserted Liability") without regard to the limitations on indemnification set forth in Section 8.5 below. The Claims Notice shall describe the Asserted Liability in reasonable detail, shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by an Indemnified Party.

      Error! Unknown switch argument..4.Error! Unknown switch argument.
      Defense of Asserted Liability. The Indemnifying Party may elect to compromise, settle or defend, at its own expense and by its own counsel (such counsel to be reasonably satisfactory to the Indemnified Party), any Asserted Liability. If the Indemnifying Party elects to compromise, settle or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party in writing of its intent to do so and the Indemnified Party shall cooperate, at the request and expense of the

Indemnifying Party, in the settlement or compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise, settle or defend the Asserted Liability, or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may pay, compromise, settle or defend such Asserted Liability at the expense of the Indemnifying Party and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such third party claim. Notwithstanding the foregoing, the Indemnifying Party may not settle or compromise any claim without the prior written consent of the Indemnified Party, if such settlement or compromise does not include an unconditional release from all liability without future obligation or prohibition on the part of the Indemnified Party. If an Indemnified Party objects to a bona fide offer of settlement which provides solely for a monetary payment and includes an unconditional release from all liability without future obligation or prohibition on the part of the Indemnified Party, which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the expense of the Indemnified Party. In such event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement. The Indemnified Party shall have the right to employ its own counsel in any case with respect to an Asserted Liability, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action, (b) such Indemnifying Party shall not have, as provided above, promptly employed counsel reasonably satisfactory to such Indemnified Party to take charge of the defense of such action, or (c) such Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to such Indemnifying Party, in any of which events such reasonable fees and expenses shall be borne by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party in respect of such different or additional defenses. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. The parties hereto agree to cooperate fully with one another in the defense, compromise or settlement of any Asserted Liability.

      Error! Unknown switch argument..4.Error! Unknown switch argument.
      Control by the Purchaser. All decisions and determinations to be made by the Purchaser and/or a Purchaser Indemnified Party under this Article VIII shall be made by the Purchaser in the name of and on behalf of the Purchaser or such other Purchaser Indemnified Party and all such decisions and determinations shall be binding upon the parties hereto and such Purchaser Indemnified Party.

      Section Error! Unknown switch argument..5 Limitations on Indemnification.

      Error! Unknown switch argument..5.Error! Unknown switch argument. Indemnity Cushion. No claim, action or other Asserted Liability with respect to Losses arising out of any of the matters referred to in clause (i) of
Section 8.2 may be asserted until such time as claims, actions or other Asserted Liabilities with respect to Losses arising out of any of the matters referred to in clause (i) of Section 8.2 shall exceed $40,000 in the aggregate (in which case the Stockholders shall be liable for all Losses in excess of $40,000); provided, however, that this Section 8.5.1 shall not apply to Losses relating to a breach of a representation or warranty contained in Section 3.26, or pursuant to Section 8.2.2.

      Error! Unknown switch argument..5.Error! Unknown switch argument. Termination of Indemnification Obligations of the Stockholders.

            (a) The obligation of the Stockholders to indemnify under Section
8.2.1 hereof shall terminate on June 30, 2002 except (i) as to matters as to which the Purchaser Indemnified Party has made a claim for indemnification or given a Claims Notice under Section 8.4 hereof on or prior to such date and,
(ii) with respect to any claim for Losses pertaining to a misrepresentation or a breach of representation or warranty under Section 3.11 or any other Section of
Article III of this Agreement relating to Taxes or pursuant to Section 8.2.2 hereof. The obligation to indemnify referred to in:

            (A) the preceding clause (i) shall survive the expiration of such period until such claims are finally resolved and any obligations with respect thereto are fully satisfied; and

            (B) the preceding clause (ii) shall terminate 60 days after the expiration of the relevant statute of limitations, except as to matters as to which any Indemnified Party has made a claim for indemnification or given a Claims Notice under Section 8.4 on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

      Error! Unknown switch argument..5.Error! Unknown switch argument. Termination of Indemnification Obligations of the Purchaser. The
obligation of the Purchaser to indemnify under clause (i) of Section 8.3 hereof shall terminate on June 30, 2002 except as to matters as to which any Stockholders Indemnified Party has made a claim for indemnification or given a Claims Notice under Section 8.4 hereof on or prior to such date, in which case the right to indemnification with respect thereto shall survive until the related claim for indemnification has been finally resolved and any obligations with respect thereto are fully satisfied.

      Error! Unknown switch argument..5.4 Treatment. Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VIII shall be treated by the parties as an adjustment to the Purchase Price.

      8.5.5 Cap on indemnification. The liability of each of the Stockholders with respect to losses arising out of any of the matters in this Agreement shall not exceed (a) 100% of the Purchaser's shares of Common Stock issued to such Stockholder pursuant to Section 2.1.1, or (b) USD 4,500,000 with respect to VH and Lembke and USD 1,500,000 with respect to AMS and Hougaard, whichever the lower. The Stockholders are jointly and severally liable up till the aforementioned pro rata liability. As of June 30, 2001, the liability shall be reduced to 50% of the shares or amounts mentioned. The Stockholders shall have the option as to whether to satisfy its indemnification obligations in cash, in shares of Purchaser's Common Stock, or in a combination thereof, and each share of Purchaser's Common Stock shall be valued at its then-current value.

                    .ARTICLE Error! Unknown switch argument.

                                  MISCELLANEOUS

      Section Error! Unknown switch argument..Error! Unknown switch argument. Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of Denmark without reference to its conflict of laws provisions.

      Section Error! Unknown switch argument..Error! Unknown switch argument. "Person" Defined. "Person" shall mean and include an individual, a company, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an unincorporated organization and a government or other department or agency thereof.

      Section Error! Unknown switch argument..Error! Unknown switch argument. "Knowledge" Defined. Where any representation and warranty contained in this Agreement is expressly qualified by reference to the knowledge of a party, such party confirms that it has made such due and diligent inquiry as to the matters that are the subject of such representations and warranties as shall be reasonable under the circumstances.

      Section Error! Unknown switch argument..Error! Unknown switch argument. "Affiliate" Defined. As used in this Agreement, an "affiliate" of any
Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Publicity. Subject to the provisions of the next sentence, no party to this Agreement shall, and the Stockholders shall insure that no representative of the Company shall, issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Purchaser, the Company and the Stockholders. Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that Purchaser is required to make any announcement relating to or arising out of this Agreement by virtue of the federal securities laws of the United States or the rules and regulations promulgated thereunder or other rules of the National Association of Securities Dealers or other stock exchange on which the securities of the Purchaser may then be traded, or any announcement by any party or the Company pursuant to applicable law or regulations.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) the next business day if sent by facsimile transmission (if receipt is electronically confirmed) or by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

      If to the Purchaser, addressed to:

            Agency.Com Ltd.
            665 Broadway
            New York, New York 10012
            Attention: Chief Financial Officer
            Fax: (212) 358-8256

                  with a copy to:

            Janet Ambrosi Wertman
            Agency.Com Ltd.
            1111 Chautauqua Boulevard
            Pacific Palisades, California 90272
            Fax: (310) 230-6936

      If to the Stockholders to the address set forth on Exhibit A;

      Section Error! Unknown switch argument..Error! Unknown switch argument. Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Entire Agreement. This Agreement, including the other documents referred to herein and the Exhibits and Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Amendments. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by the Purchaser and the Stockholders.

      Section Error! Unknown switch argument..Error! Unknown switch argument. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto and their respective successors and assigns as permitted under Section 9.9.

      Section Error! Unknown switch argument..16 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by arbitration in accordance with Danish law, including the Danish Arbitration Act (Voldgiftsloven). The arbitration panel shall consist of three arbitrators, one nominated by Purchaser, one nominated by the Stockholders and the third to be selected by the other two. In the event the three arbitrators shall not have been nominated within 30 days following a notice by either Purchaser or the Stockholders to the other(s) of its intention to arbitrate, an arbitrator for the party who has not nominated an arbitrator (if applicable) and the third arbitrator shall be chosen by the Det Danske Voldgiftsinstitut (the Danish Arbitration Institute) pursuant to its rules and regulations. The determination of the arbitrators shall be not inconsistent with the terms of this Agreement and shall be final and binding upon the parties to the arbitration without the right of appeal. The arbitration shall be held in Copenhagen, Denmark in the

English language. The costs and expenses of the arbitrators shall be paid by the non-prevailing party or parties to the arbitration proceeding. No party to this Agreement shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the day and year first above written.

                                        AGENCY.COM LTD.

                                        By: /s/ Johnathan Tann
                                            ------------------------------------
                                            Name: Johnathan Tann
                                            Title: Vice President


                                        THE CORPORATE STOCKHOLDERS


                                        VISIONIK HOLDING ApS

                                        By: /s/ Jorgen Lembke
                                            ------------------------------------


                                        ASSOCIATED MANAGEMENT SERVICES A/S
                                        In pursuance of General Assembly
                                        resolution:

                                        By: /s/ Soren Hougaard-Hansen
                                            ------------------------------------

                                        /s/ Jorgen Lembke
                                        ----------------------------------------
                                        Jorgen Lembke

                                        /s/ Soren Hougaard-Hansen
                                        ----------------------------------------
                                        Soren Hougaard-Hansen

                                    Exhibits

Exhibit A:        Shares; Addresses; Allocation of Purchase Price
Exhibit A-1:      Notification signed by Visionik A/S concerning share exchange
Exhibit B1-1:     Employment Agreement
Exhibit C-1:      Non-Solicitation Agreement with Lembke
Exhibit C-2:      Non-Solicitation Agreement with Hougaard
Exhibit D-1:      Investment Representation Certificate with Lembke
Exhibit D-2:      Investment Representation Certificate with Hougaard
Exhibit E-1:      Lockup Agreement with Lembke
Exhibit E-2:      Lockup Agreement with Hougaard

                                    Schedules

--------------------------------------------------------------------------------
Schedule 3.1.3    Description of Employee Option Scheme
--------------------------------------------------------------------------------
Schedule 3.1.6    List of Consents and Approvals
--------------------------------------------------------------------------------
Schedule 3.2      List of Jurisdictions of business
--------------------------------------------------------------------------------
Schedule 3.3.     List of the Visionik A/S's Subsidiaries
--------------------------------------------------------------------------------
Schedule 3.3.1    Description of outstanding Options etc.
--------------------------------------------------------------------------------
Schedule 3.4.     Copies of Balance Sheets
--------------------------------------------------------------------------------
Schedule 3.5      List of Information not in the possession of Visionik A/S
--------------------------------------------------------------------------------
Schedule 3.6      List of Liens on Tangible Personal Property
--------------------------------------------------------------------------------
Schedule 3.7.2    List of Real Property Leases
--------------------------------------------------------------------------------
Schedule 3.8      List of Contracts, including current money arrangements etc.
--------------------------------------------------------------------------------
Schedule 3.9.2    List of Consents and approvals
--------------------------------------------------------------------------------
Schedule 3.10     List of litigation, claims and administrative proceedings
--------------------------------------------------------------------------------
Schedule 3.11     List of contested tax assessments
--------------------------------------------------------------------------------
Schedule 3.12     List of defaults in respect of borrowed money
--------------------------------------------------------------------------------
Schedule 3.13     List of insurance policies
--------------------------------------------------------------------------------
Schedule 3.14     Lists of registrations of Intellectual Property and Licenses
--------------------------------------------------------------------------------
Schedule 3.16     List of the largest clients
--------------------------------------------------------------------------------
Schedule 3.17     List of Material adverse changes after September 30, 1999
--------------------------------------------------------------------------------
Schedule 3.20     Lists of interest in Customers, suppliers etc.
--------------------------------------------------------------------------------
Schedule 3.21     List of Bank Accounts and Powers of Attorney etc.
--------------------------------------------------------------------------------
Schedule 3.22     List of Compensation of Employees and exclusive consultants
--------------------------------------------------------------------------------
Schedule 3.23     List of Material adverse changes after September 30, 1999
--------------------------------------------------------------------------------
Schedule 4.3.2    List of Consents and Approvals
--------------------------------------------------------------------------------
Schedule 4.4      Financial Statements of Purchaser
--------------------------------------------------------------------------------
Schedule 4.4.1    US GAAP
--------------------------------------------------------------------------------
Schedule 4.4.2    List of Material adverse changes with respect to Purchaser
--------------------------------------------------------------------------------
Schedule 4.7      Stockholders Closing Percentage
--------------------------------------------------------------------------------

                                                                       EXHIBIT A

Shares; addresses; allocation of purchase price

Visionik Holding ApS (registration no. ApS 240920 -- SE no. 20483288), Hollaendervej 17, 3. th., DK-1855 Frederiksberg C, disposes of 375 shares in the Company of a nominal value of DKK 375,000, and receives 429,000 shares of Purchaser Common Stock.

Associated Management Services A/S (registration no. A/S 156640 -- SE no. 73684919), Lovvaenget 3, DK-2960 Rungsted Kyst, disposes of 125 shares in the Company at a nominal value of DKK 125,000, and receives 143,000 shares of Purchaser Common Stock.

Error! Unknown switch argument.

                                                                     EXHIBIT A-1

Notification signed by Visionik A/S concerning share exchange

In accordance with Article 25(b) of the Companies Act (Aktieselskabsloven) it is hereby notified that the ownership to all shares issued by Visionik A/S (DKK 375,000 held by Visionik Holding ApS and DKK 125,000 held by Associated Management Services A/S) have been transferred irrevocably to Agency.Com Ltd., 665 Broadway, New York, New York 10012, USA, as of this date.

Copenhagen, November 3, 1999

Visionik Holding ApS:
by:


----------------------------------
Jorgen Lembke


Associated Management Services A/S:
by:


----------------------------------
Soren Hougaard-Hansen


Agency.Com Ltd.:
by:


----------------------------------
Johnathan Tann

                                      ***

Visionik A/S hereby acknowledges that we have been informed of the above transfer on November 3, 1999.

Visionik A/S:
by:


----------------------------------
Jorgen Lembke


----------------------------------
Soren Hougaard-Hansen

The authenticity and authority as well as the date of the signatures above on behalf of Visionik Holding ApS, Associated Management Services A/S and Visionik A/S are hereby certified.
by:


----------------------------------
Hans Madsen
Attorney of law,
Copenhagen

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